(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 122 to the Registration Statement (Form N-2 No. 811-05410) of our report dated April 22, 2020 on the financial statement and financial highlights of Voya Prime Rate Trust (the "Fund") included in the Fund's annual report for the fiscal year ended February 29, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 26, 2020